Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On September 3, 2024 (the “Acquisition Date”), Collegium Pharmaceuticals, Inc. (the “Company” or “Collegium”) closed the acquisition (the “Acquisition”) of Ironshore Therapeutics, Inc. (“Ironshore”), pursuant to an Agreement and Plan of Merger (the “Agreement”), dated July 28, 2024. Upon closing of the Acquisition, Ironshore became a wholly owned subsidiary of the Company. The following unaudited pro forma condensed combined statements of operations and related notes give effect to the Acquisition and were prepared in accordance with the requirements of Article 11 of Regulation S-X.

Accounting for the Acquisition is dependent upon certain information, including valuation reports and other studies, that have not yet been finalized. The Company cannot finalize the accounting for the Acquisition until that information is available in final form. Therefore, the acquired assets and assumed liabilities have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable, utilizing information that is currently available. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. The Company intends to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the Acquisition, which is September 3, 2025. The Company is not required to, and therefore currently does not intend to, update these pro forma results as presented for any of these changes.

The pro forma financial statements set forth below give effect to the Acquisition as well as the application of the acquisition method of accounting. The pro forma financial statements should be read in conjunction with:

•	The Company’s audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023

•	The Company’s unaudited condensed consolidated financial statements and related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024

•	Ironshore’s audited consolidated financial statements and related notes for the year ended December 31, 2023 and unaudited condensed consolidated financial statements and related notes included within this Current Report on From 8-K

•	The notes to the unaudited pro forma condensed combined statements of operations

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2023

(amounts in thousands, except share and per share data)

	Historical Collegium	Historical Ironshore	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Product Revenue	$566,767	$78,586	$–		$645,353
Costs and expenses
Cost of product revenue (excluding intangible asset amortization)	94,838	8,623	10,700	A	114,161
Intangible asset amortization	145,760	–	83,767	B	229,527
Total cost of product revenue	240,598	8,623	94,467		343,688
Gross profit	326,169	69,963	(94,467)		301,665
Operating expenses
Research and development	–	5,085	–		5,085
Selling, general and administrative	159,208	71,610	16,882	C	247,700
Total operating expenses	159,208	76,695	16,882		252,785
Income from operations	166,961	(6,732)	(111,349)		48,880
Interest expense	(83,339)	(45,545)	(17,185)	D	(146,069)
Interest income	15,615	43	–		15,658
Change in fair value of financial instruments	–	3,082	(3,082)	E	–
Other income	–	340	–		340
Foreign exchange loss	–	(27)	–		(27)
Loss on extinguishment of debt	(23,504)	–	(4,145)	F	(27,649)
Income (loss) before income taxes	75,733	(48,839)	(135,761)		(108,867)
Provision for (benefit from) income taxes	27,578	969	(35,146)	G	(6,599)
Net income (loss)	$48,155	(49,808)	(100,615)		(102,268)

Earnings (loss) per share – Basic	$1.43				(3.03)
Weighted-average shares – Basic	33,741,213				33,741,213
Earnings (loss) per share – Diluted	$1.29				(3.03)
Weighted-average shares - Diluted	41,788,125				33,741,213

See Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations

Unaudited Pro Forma Condensed Combined Statements of Operations

Nine Months Ended September 30, 2024

(amounts in thousands, except share and per share data)

	Historical Collegium	Historical Ironshore (H - See Note 4)	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Product Revenue	$449,500	$63,425	$–		$512,925
Costs and expenses
Cost of product revenue (excluding intangible asset amortization)	60,611	6,772	(1,301)	A	66,082
Intangible asset amortization	109,833	–	56,540	B	166,373
Total cost of product revenue	170,444	6,772	55,239		232,455
Gross profit	279,056	56,653	(55,239)		280,470
Operating expenses
Research and development	–	4,315	–		4,315
Selling, general and administrative	147,272	56,431	(16,882)	C	186,821
Total operating expenses	147,272	60,746	(16,882)		191,136
Income from operations	131,784	(4,093)	(38,357)		89,334
Interest expense	(51,320)	(34,328)	(11,695)	D	(97,343)
Interest income	12,164	83	–		12,247
Change in fair value of financial instruments	–	(71,650)	71,650	E	–
Foreign exchange loss	–	(4)	–		(4)
Loss on extinguishment of debt	(11,329)	–	4,145	F	(7,184)
Income (loss) before income taxes	81,299	(109,992)	25,743		(2,950)
Provision for income taxes	24,645	1,400	6,974	G	33,019
Net income (loss)	$56,654	(111,392)	$18,769		(35,969)

Earnings (loss) per share – Basic	$1.75				(1.11)
Weighted-average shares – Basic	32,339,401				32,339,401
Earnings (loss) per share – Diluted	$1.51				(1.11)
Weighted-average shares - Diluted	40,400,483				32,339,401

See Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations

IRONSHORE THERAPEUTICS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

1.Description of the Transaction

On September 3, 2024, the Company closed the Acquisition of Ironshore pursuant to the Agreement, with Ironshore surviving as a wholly owned subsidiary of the Company. Ironshore had developed and obtained approval from the U.S. Food and Drug Administration (“FDA”) to market Jornay PM (“Jornay”) in the United States. Jornay is a central nervous system (“CNS”) stimulant prescription medicine that contains methylphenidate HCl, which was approved by the FDA in August 2018 for the treatment of attention deficit hyperactivity disorder (“ADHD”) in people six years of age and older and currently the only FDA-approved stimulant medication that is dosed in the evening. The Company began recognizing product sales related to Jornay in September 2024 following the Acquisition.

The Acquisition was completed to expand the Company’s business beyond pain management and establishing a commercial presence in neurology via the ADHD market. The Company obtained control through the acquisition of shares in an all-cash transaction.

The acquisition consideration includes payments for the Ironshore equity and assumption of certain its debt. The Company paid $276.9 million in initial cash and placed into escrow $25.0 million to be potentially released to former Ironshore equity holders after determination of any adjustments related to finalization of the acquired working capital and when certain indemnification obligations lapse 12 months from the Acquisition Date. As of the Acquisition Date, approximately $22.0 million was due to the former Ironshore equity holders. In addition, the Company will pay approximately $7.0 million to former Ironshore equity holders as the Company recovers certain deposits as specified in the Agreement, which is due no later than 225 days from the Acquisition Date. The Company also agreed to pay a $25.0 million contingent payment upon the achievement of a financial milestone based on net revenues of Jornay for the year ended December 31, 2025. The fair value of the total consideration as of the Acquisition Date was $309.9 million.

2. Basis of Presentation

The unaudited pro forma financial statements show the historical results of operations of Collegium and Ironshore and have been prepared to illustrate the effect of the Acquisition, including pro forma assumptions and adjustments related to the Acquisition, as described in these accompanying notes.

The acquisition of Ironshore is considered an acquisition of a business, as defined in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Therefore, the unaudited pro forma financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, which generally requires the acquired assets and assumed liabilities to be recognized at fair value at the Acquisition Date. The pro forma statements of operations may differ from the Company's final acquisition accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed as of the Acquisition Date are preliminary and therefore subject to change within the measurement period (no longer than one year from the Acquisition Date), at which time the valuation analysis and other analyses are finalized. The preliminary purchase price allocation is discussed in Note 3.

The unaudited pro forma condensed combined statements of operations are presented as if the Acquisition occurred on January 1, 2023. The historical consolidated financial information has been adjusted on a pro forma basis for transaction accounting adjustments as defined within Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, and do not purport to represent what the actual consolidated results of the companies would have been had the Acquisition occurred on January 1, 2023, nor are they necessarily indicative of future consolidated results of operations of the Company. The pro forma condensed combined statement of operations neither reflect the costs of any integration activities nor the synergies and benefits that may result from realization of any operational efficiencies expected to result from the Acquisition of Ironshore.

3. Preliminary Purchase Price Allocation

The fair value of the total consideration was approximately $309.9 million consisting of the following (in thousands):

Fair Value of Purchase Price Consideration	Amount
Fair value of purchase price consideration paid at closing:
Initial cash consideration	$276,888
Deferred payments and contingent consideration:
Cash held in escrow related to indemnification and other settlements	21,956
Other deferred consideration	7,000
Fair value of contingent consideration	4,096
Total purchase consideration	$309,940

The preliminary purchase price allocation is based on estimates, assumptions, valuations and other analysis which have not yet been finalized. The Company is finalizing its valuation of intangible assets, tangible assets, liabilities and tax analyses, and anticipates finalizing the valuation of assets acquired and liabilities assumed as the information necessary to complete the analysis is obtained, but no later than one year after the Acquisition Date.

The following tables set forth the preliminary allocation of the total consideration to the estimated fair value of the net assets acquired at the Acquisition Date (in thousands):

Amounts Recognized at the Acquisition Date
Assets Acquired
Cash and cash equivalents	$9,350
Accounts receivable	44,411
Inventory	17,155
Prepaid expenses and other current assets	8,394
Property, plant and equipment, net	541
Intangible assets	635,000
Right-of-use assets	800
Deferred tax assets	29,592
Total assets	$745,243
Liabilities Assumed
Accounts payable	$6,675
Accrued liabilities	72,034
Accrued rebates, returns and discounts	79,103
Borrowings	8,954
Lease liabilities	800
Senior secured notes payable	151,500
Royalty obligations	118,339
Deferred revenue	10,000
Total liabilities	$447,405
Total identifiable net assets acquired	297,838
Goodwill	12,102
Total consideration transferred	$309,940

The valuation of the acquired intangible assets and assumed royalty obligations relies on significant unobservable inputs. The Company used an income approach to value the $635.0 million for the acquired intangible asset. The valuation of the intangible asset was based on estimated projections of expected cash flows to be generated by the asset, discounted to the present value at an appropriate discount rate. The Company is amortizing the identifiable intangible assets on a straight-line basis over its useful life. The assumed senior secured notes payable and borrowings were settled immediately after the close of the acquisition, resulting in a loss on debt extinguishment of $4.1 million recognized by the Company.

The excess of the purchase price over the fair value of identifiable net assets acquired represents goodwill. This goodwill is primarily attributable to synergies of merging operations. The acquired goodwill is not deductible for tax purposes.

4. Pro Forma Adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:

A	Represents the increase in cost of product revenues to reflect the increase to the historical inventory value to its estimated fair value for the year ended December 31, 2023 and is a nonrecurring $10.7 million adjustment. Historic inventory turnover is less than one year and therefore the entire fair value adjustment for inventory acquired is reflected in the cost of product revenues during the year ended December 31, 2023. The actual expense recognized following the Acquisition includes an increase in the cost of product revenue from the fair value adjustment, and therefore has been removed for the nine months ended September 30, 2024 to match the pro forma timing of the Acquisition as of January 1, 2023.

B	Represents the increase in amortization of the acquired intangible assets utilizing a straight-line method. All amortization expense is associated with the intangibles acquired associated with Jornay, which is amortized over an expected useful life of approximately 7.5 years.

C	Represents the recognition of acquisition related transaction costs of $8.4 million and acquisition related employee expenses of $8.4 million in the year ended December 31, 2023 and removal of these costs from the nine months ended September 30, 2024, to match the pro forma timing of the Acquisition as of January 1, 2023.

D	To eliminate interest expense recognized under the outstanding Ironshore debt arrangements that were settled at closing and to adjust interest expense for the $325.0 million term loan used to fund a portion of the initial purchase price and related transaction costs.

E	Removes the change in fair value of financial instruments included in Ironshore’s historical financial statements and were settled as part of the Acquisition.

F	Represents recognition of loss on debt extinguishment of $4.1 million related to Ironshore debt arrangements that were assumed and settled by Collegium as part of the Acquisition in the year ended December 31, 2023 and removal of these costs from the nine months ended September 30, 2024, to match the pro forma timing of the Acquisition as of January 1, 2023.

G	Represents the income tax effect of the pro forma adjustments using an estimated statutory rate of 25.9% for the year ended December 31, 2023 and 27.1% for the nine months ended September 30, 2024.

H	As the Acquisition Date was September 3, 2024, the historical Ironshore amounts for the nine months ended September 30, 2024 are comprised of 1) the unaudited interim statement of operations for the six months ended June 30, 2024, plus 2) the unaudited statement of operations activity from July 1, 2024 through the Acquisition Date.